UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 1, 2011

BUNGE LIMITED
(Exact name of Registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation)	001-16625 Commission File Number	98-0231912 (I.R.S. Employer Identification Number)

50 Main Street White Plains, New York (Address of principal executive offices)	10606 (Zip code)

(914) 684-2800 (Registrant’s telephone number, including area code)

N.A. (Former name or former address, if changes since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On June 1, 2011, Bunge Limited (“Bunge”) and certain of its subsidiaries entered into a U.S.$700 million trade receivables securitization program with Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., as administrative agent, and certain commercial paper conduit purchasers and committed purchasers.  The securitization program is designed to enhance Bunge’s financial flexibility by providing an additional source of liquidity for its operations.  In connection with the securitization program, certain of Bunge’s U.S. and non U.S. subsidiaries that originate trade receivables may sell those receivables to Bunge Securitization B.V., a special purpose vehicle formed under the laws of The Netherlands (“BSBV”).  Neither Bunge nor any of its subsidiaries owns or controls BSBV.  BSBV in turn will sell such purchased trade receivables to the administrative agent pursuant to a receivables transfer agreement.  Bunge Finance B.V., a wholly owned subsidiary of Bunge (“BFBV”), will act as master servicer, responsible for servicing and collecting the accounts receivable for the securitization program.

The trade receivables to be sold under the securitization program are subject to specified eligibility criteria, including eligible currencies and country and obligor concentration limits.  BSBV will purchase trade receivables from the originating Bunge subsidiaries using (i) proceeds from the sale of receivables to the administrative agent, (ii) collections from the pool of receivables sold through the securitization program and (iii) borrowings from BFBV under a revolving subordinated loan facility.

The administrative agent will use funds provided by the commercial paper conduit purchasers or committed purchasers to purchase receivables from BSBV under the receivables transfer agreement.  If funded by commercial paper, amounts funded by the conduit purchasers for the purchase of receivables will bear interest at the applicable commercial paper rate plus a margin of 0.85%.  In any other event, the committed purchasers’ investment under the receivables transfer agreement will bear interest at the applicable eurocurrency rate plus a margin of 1.30%.  Additionally, the committed purchasers will be entitled to receive a commitment fee payable monthly in arrears at a rate of 0.45% based on their share of unused commitments.

The securitization program agreements contain certain customary representations and warranties and affirmative covenants, including as to the eligibility of the receivables being sold, and contain customary program termination events, originator termination events and servicer defaults.  Certain obligations of Bunge’s subsidiaries and BSBV are guaranteed by Bunge under a performance and indemnity agreement.  However, the performance and indemnity agreement does not cover BSBV’s obligations to pay any yield, fees or invested amounts to the administrative agent or any of the commercial paper conduits or committed purchasers.

Bunge, the originating subsidiaries and the master servicer are obligated to: (i) repurchase any receivables that were not eligible as represented when sold, and (ii) fund any short-falls in collections for specified non-credit related reasons after sale.  Apart from these obligations, any recourse to Bunge and its subsidiaries for credit-related losses under the securitization program will be limited to the funding obtained by BSBV from BFBV under the revolving subordinated loan facility, which is expected to be generally between 10 and 15 percent of the aggregate amount of receivables sold through the program.

The securitization program terminates on June 1, 2016.  However, each committed purchaser’s commitment to fund trade receivables under the securitization program will terminate on May 31, 2012 unless extended for additional 364-day periods in accordance with the terms of the receivables transfer agreement.

The foregoing descriptions of the securitization program agreements do not purport to be complete and are qualified in their entirety by reference to the full text of those documents.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference in this Item 2.03.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  June 7, 2011

BUNGE LIMITED

By:	/s/ Carla L. Heiss
	Name:	Carla L. Heiss
	Title:	Assistant General Counsel and
Assistant Secretary